Exhibit 99.2

FISCAL YEAR-END CERTIFICATION

UST Sequence Number 233

“I, Brad E. Schwartz certify, based on my knowledge, that:

(i) The compensation committee of Monarch Financial Holdings, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury and ending with the last day of the TARP recipient’s fiscal year containing that date (the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to Monarch Financial Holdings, Inc.;

(ii) The compensation committee of Monarch Financial Holdings, Inc. has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Monarch Financial Holdings, Inc., and during that same applicable period has identified any features of the employee compensation plans that pose risks to Monarch Financial Holdings, Inc. and has limited those features to ensure that Monarch Financial Holdings, Inc. is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Monarch Financial Holdings, Inc. to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of Monarch Financial Holdings, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Monarch Financial Holdings, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Monarch Financial Holdings, Inc.;

(B) Employee compensation plans that unnecessarily expose Monarch Financial Holdings, Inc. to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Monarch Financial Holdings, Inc. to enhance the compensation of an employee;

(vi) Monarch Financial Holdings, Inc. has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Monarch Financial Holdings, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

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(viii) Monarch Financial Holdings, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(ix) The board of directors of Monarch Financial Holdings, Inc. has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury; this policy has been provided to Treasury and its primary regulatory agency; Monarch Financial Holdings, Inc. and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) The standard that Monarch Financial Holdings, Inc. will permit a non-binding shareholder resolution on executive compensation is not required to be met by Monarch Financial Holdings, Inc. because it repurchased the preferred stock from Treasury on December 31, 2009;

(xi) Monarch Financial Holdings, Inc. will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) Monarch Financial Holdings, Inc. will disclose whether Monarch Financial Holdings, Inc., the board of directors of Monarch Financial Holdings, Inc., or the compensation committee of Monarch Financial Holdings, Inc. has engaged during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Monarch Financial Holdings, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xiv) Monarch Financial Holdings, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Monarch Financial Holdings, Inc. and Treasury, including any amendments;

(xv) Monarch Financial Holdings, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001).”

Date: March 19, 2010	/s/ Brad E. Schwartz
Brad E. Schwartz
Chief Financial and Operating Officer

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